Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

SPECTRALINK CORPORATION

at

$11.75 Net Per Share

by

SPYGLASS ACQUISITION CORP.

a wholly-owned subsidiary of

POLYCOM, INC.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated February 20, 2007 (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Spyglass Acquisition Corp., a Delaware corporation (the “Offeror”) and wholly-owned subsidiary of Polycom, Inc., a Delaware corporation (the “Parent”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of SpectraLink Corporation, a Delaware corporation (the “Company”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 7, 2007, by and among the Parent, the Offeror and the Company (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after consummation of the Offer and the satisfaction or waiver of certain conditions, the Offeror will be merged with and into the Company, and the Company will become a wholly-owned subsidiary of the Parent (the “Merger”). We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $11.75 per Share (or any different amount per Share that is paid in the Offer), net to you in cash without interest thereon, less any required withholding taxes;

2.	The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, March 20, 2007, unless the Offer is extended pursuant to the Merger Agreement (as extended, the “Expiration Date”);

3.

The Offer is conditioned upon, among other things: (i) the condition (the “Minimum Condition”) that, prior to the then scheduled expiration date of the Offer, there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by the Parent and its subsidiaries (if any), represents at least a majority of (x) all then outstanding Shares, plus (y) all Shares issuable upon the exercise of all then outstanding Company options that (A) are vested and exercisable as of the then scheduled expiration date of the Offer or that would be vested and exercisable at any time within 120 calendar days following the then scheduled expiration date of the Offer assuming that the holder of such options satisfies the vesting conditions applicable thereto (and after giving effect to the acceleration of any vesting that may occur as a result of the Offer), and (B) have an exercise price that is less than the Offer Price, plus (z) all Shares issuable upon the exercise, conversion or exchange of any then outstanding securities (other than Company options) that are exercisable or convertible into, or exchangeable for, Shares; (ii) any waiting periods (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and all other antitrust, competition or merger control consents reasonably deemed necessary by the Parent to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger) having been received, either unconditionally or on terms reasonably satisfactory to the Parent; (iii) there being no suit, action or proceeding pending or overtly threatened by any governmental authority, among other things, challenging, prohibiting or otherwise seeking to impose material limitations on the ability of the Parent or the Offeror to consummate the Offer, to own and operate all or any portion of the business or assets of Parent, the Company, or their respective subsidiaries, or to exercise full rights of ownership of any Shares acquired in the Offer; (iv) no governmental authority having enacted any law, statute, rule or regulation or taken any other action that has the effect of making the consummation of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal or otherwise prohibiting or preventing the consummation of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), having issued or granted, or overtly threatened to issue or grant, any judgment, order or injunction (or taken or overtly threatened any other action) that has any of the foregoing effects; (v) there being no material adverse change on the Company or its business that is continuing; and (vi) there being no change in the recommendation of the Board of Directors of the Company or similar events relating to the Offer or the Merger. If any of these conditions is not satisfied at or prior to the scheduled expiration of the Offer, the Offeror (a) will not be required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), pay for any Shares that are tendered in the Offer, and (b) may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any Shares that are tendered in the Offer. The Parent or the Offeror may waive any of the conditions to the Offer, except for the Minimum Condition described in clause (i) above, and the conditions described in clauses (ii), (iii) and (iv) above to the extent that the directors or officers of the Company would be reasonably likely to have any material liability as a result of a waiver thereof (after taking into account the indemnification and insurance provisions set forth in the Merger Agreement for the benefit of such directors and officers), each of which may be waived only with the prior written consent of the Company. The Offer is not conditioned upon the Parent or the Offeror obtaining financing; and

4.	Any stock transfer taxes applicable to the sale of the Shares to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, and tenders be not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company of New York (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SpectraLink Corporation

by Spyglass Acquisition Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated February 20, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Spyglass Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of SpectraLink Corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED	SIGN HERE

Shares[1]	Signature(s)

Name(s)

Dated , 2007.	Address(es)

(Zip Code)

[1]	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.